Exhibit 24
POWER OF ATTORNEY
The director of Washington Banking Company (the “Company”), whose signature appears below, hereby appoints John L. Wagner or Richard A. Shields, or either of them, as his attorney to sign, in his name and behalf and in any and all capacities stated below, the Company’s Form 10-K Annual Report pursuant to Section 13 of the Securities Exchange Act of 1934, and likewise to sign any and all amendments and other documents relating thereto as shall be necessary, such person hereby granting to each such attorney power to act with or without the other and full power of substitution and revocation, and hereby ratifying all that any such attorney or his substitute may do by virtue hereof.
This Power of Attorney may be signed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same document. This Power of Attorney has been signed by the following person in the capacity indicated on February 24, 2010.

Signature	Title

/s/ Gregg A. Davidson Gregg A. Davidson	Director

/s/ Jay T. Lien Jay T. Lien	Director

/s/ Gragg E. Miller Gragg A. Miller	Director

/s/ Anthony B. Pickering Anthony B. Pickering	Director

/s/ Robert T. Severns Robert T. Severns	Director

/s/ John L. Wagner John L. Wagner	Director

/s/ Dennis A. Wintch Dennis A. Wintch	Director